Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended January 3, 2015, and for the three quarters ended October 3, 2015, combine the historical consolidated statements of operations of SunOpta Inc. (“SunOpta”) and Sunrise Holdings (Delaware), Inc. (“Sunrise”), giving effect to the acquisition of Sunrise as if it had occurred on December 29, 2013. The unaudited pro forma condensed combined balance sheet as of October 3, 2015 combines the historical consolidated balance sheets of SunOpta and Sunrise, giving effect to the acquisition of Sunrise as if it had occurred on October 3, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Sunrise and the financing of such acquisition; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. In particular, the unaudited pro forma condensed combined financial statements reflect the following transactions:

•	the issuance of 16,670,000 common shares pursuant to a registered offering completed by SunOpta on September 30, 2015 for gross proceeds of $100.0 million (the “Common Stock Offering”);

•	the execution of a Second Lien Loan Agreement (the “Loan Agreement”) on October 9, 2015, pursuant to which SunOpta Foods Inc. borrowed an aggregate principal amount of $330.0 million of term loans;

•	borrowings of approximately $68.0 million under SunOpta’s existing North American credit facilities;

•	the consummation of SunOpta’s acquisition of all of the issued and outstanding common shares of Sunrise pursuant to a Purchase and Sale Agreement (the “PSA”) dated July 30, 2015 (the “Sunrise Acquisition”); and

•	payment of acquisition-related and financing-related transaction costs in connection with the foregoing.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the:

•	audited consolidated financial statements of SunOpta as of and for the year ended January 3, 2015 and the related notes included in SunOpta’s Annual Report on Form 10-K for the year ended January 3, 2015;

•	audited consolidated financial statements of Sunrise as of and for the year ended December 31, 2014 and the related notes included in SunOpta’s Current Report on Form 8-K filed on September 15, 2015;

•	unaudited interim consolidated financial statements of SunOpta as of October 3, 2015 and for the quarters and three quarters ended October 3, 2015 and October 4, 2014, and the related notes included in SunOpta’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2015; and

•	unaudited interim consolidated financial statements of Sunrise as of September 30, 2015 and for the three and nine months ended September 30, 2015 and September 30, 2014, and the related notes included in Exhibit 99.2 to SunOpta’s Current Report on Form 8-K to which this unaudited pro forma condensed combined financial information is also attached as an exhibit.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Sunrise Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”). The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition; costs necessary to achieve these cost savings, operating synergies and revenue enhancements; or costs to integrate the operations of Sunrise.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2015

(Expressed in thousands of U.S. dollars, except share and per share amounts)

			Re- classification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	SunOpta	Sunrise	(note 6)		(note 7)		Combined
Revenues	$1,242,600	$256,830	$—		$(2,807	) (a)	$1,496,623
Cost of goods sold	1,099,306	213,180	—		(2,257	) (a)(b)	1,310,229

Gross profit	143,294	43,650	—		(550)		186,394
Selling, general and administrative expenses	94,609	—	18,508	(a)(b)	—		113,117
Selling expenses	—	3,669	(3,669	) (a)	—		—
General and administrative expenses	—	21,013	(21,013	) (b)(c)	—		—
Intangible asset amortization	4,254	—	6,174	(c)	1,426	(c)	11,854
Other expense (income), net	2,494	—	(3,691	) (d)(e)	—		(1,197)
Transaction costs	—	912	(912	) (d)	—		—
Goodwill impairment	10,975	—	—		—		10,975
Foreign exchange gain	(777)	—	—		—		(777)

Earnings from continuing operations before the following	31,739	18,056	4,603		(1,976)		52,422
Interest expense, net	7,764	8,395	—		25,900	(e)	42,059
Other income	—	(4,603)	4,603	(e)	—		—
Impairment loss on investment	8,441	—	—		—		8,441

Earnings from continuing operations before income taxes	15,534	14,264	—		(27,876)		1,922
Provision for income taxes	8,903	4,652	—		(11,011	) (f)	2,544

Earnings (loss) from continuing operations	6,631	9,612	—		(16,865)		(622)
Loss attributable to non-controlling interests	(4,716)	(48)	—		—		(4,764)

Earnings from continuing operations attributable to controlling interests (note 8)	$11,347	$9,660	$—		$(16,865)		$4,142

Earnings per share from continuing operations (note 8)
Basic	$0.17						$0.05
Diluted	$0.17						$0.05

Weighted-average number of shares outstanding (000s)
Basic	66,835				16,670	(g)	83,505
Diluted	68,371				16,670	(g)	85,041

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE QUARTERS ENDED OCTOBER 3, 2015

(Expressed in thousands of U.S. dollars, except share and per share amounts)

			Re- classification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	SunOpta	Sunrise	(note 6)		(note 7)		Combined
Revenues	$916,681	$234,452	$—		$(1,498	) (a)	$1,149,635
Cost of goods sold	819,447	202,133	—		(1,085	) (a)(b)	1,020,495

Gross profit	97,234	32,319	—		(413)		129,140
Selling, general and administrative expenses	69,882	—	14,168	(a)(b)	—		84,050
Selling expenses	—	2,711	(2,711	) (a)	—		—
General and administrative expenses	—	15,809	(15,809	) (b)(c)	—		—
Intangible asset amortization	3,610	—	4,352	(c)	1,348	(c)	9,310
Other expense, net	6,165	—	1,082	(d)(e)	(1,200	) (d)	6,047
Transaction and transition costs	—	219	(219	) (d)	—		—
Foreign exchange gain	(1,614)	—	—		—		(1,614)

Earnings from continuing operations before the following	19,191	13,580	(863)		(561)		31,347
Interest expense, net	6,835	8,176	—		18,087	(e)	33,098
Other expense	—	863	(863	) (e)	—		—

Earnings (loss) from continuing operations before income taxes	12,356	4,541	—		(18,648)		(1,751)
Provision for income taxes	5,969	1,132	—		(7,366	) (f)	(265)

Earnings (loss) from continuing operations	6,387	3,409	—		(11,282)		(1,486)
Loss attributable to non-controlling interests	(1,472)	(22)	—		—		(1,494)

Earnings from continuing operations attributable to controlling interests (note 8)	$7,859	$3,431	$—		$(11,282)		$8

Earnings (loss) per share from continuing operations (note 8)
Basic	$0.12						—
Diluted	$0.11						—

Weighted-average number of shares outstanding (000s)
Basic	68,199				16,491	(g)	84,690
Diluted	68,406				16,491	(g)	84,897

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF OCTOBER 3, 2015

(Expressed in thousands of U.S. dollars)

			Re- classification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	SunOpta	Sunrise	(note 6)		(note 7)		Combined
ASSETS
Current assets
Cash and cash equivalents	$98,989	$362	$—		$(95,344	) (y)	$4,007
Accounts receivable	127,572	29,946	125	(f)	(378	) (h)	157,265
Grower loans	—	125	(125	) (f)	—		—
Inventories	282,127	106,862	—		16,000	(i)	404,989
Prepaid expenses and other current assets	17,450	3,448	1,021	(g)	(1,021	) (j)	20,898
Loan origination costs	—	1,021	(1,021	) (g)	—		—
Current income taxes recoverable	5,555	—	—		—		5,555
Deferred income taxes	6,080	2,857	—		11,092	(k)	20,029

	537,773	144,621	—		(69,651)		612,743
Property, plant and equipment	146,531	42,384	—		5,500	(l)	194,415
Goodwill	47,344	50,608	—		149,415	(m)	247,367
Intangible assets	51,814	41,635	—		123,365	(n)	216,814
Deferred income taxes	3,308	—	—		—		3,308
Other assets	6,838	76	1,626	(g)(h)	(3,761	) (o)	4,779
Loan origination costs	—	2,461	(2,461	) (g)	—		—

	$793,608	$281,785	$(835)		$204,868		$1,279,426

LIABILITIES
Current liabilities
Bank indebtedness	$117,000	$—	$39,373	(i)	$30,070	(p)	$186,443
Line of Credit	—	1,420	(1,420	) (i)	—		—
Accounts payable and accrued liabilities	134,712	—	24,970	(j)	7,622	(q)	167,304
Accounts payable	—	16,238	(16,238	) (j)	—		—
Accrued compensation and benefits	—	2,762	(2,762	) (j)	—		—
Accrued expenses	—	5,970	(5,970	) (j)	—		—
Customer and other deposits	5,102	—	—		—		5,102
Income taxes payable	195	—	—		—		195
Other current liabilities	1,825	—	—		—		1,825
Current portion of long-term debt	28,622	1,634	740	(k)	(1,334	) (r)	29,662
Current portion of capital lease obligations	—	740	(740	) (k)	—		—
Current portion of long-term liabilities	5,261	—	—		—		5,261

	292,717	28,764	37,953		36,358		395,792
Line of credit	—	37,953	(37,953	) (i)	—		—
Long-term debt	2,830	131,436	5,150	(k)	177,964	(s)	317,380
Capital lease obligations	—	5,150	(5,150	) (k)	—		—
Long-term liabilities	19,527	—	—		—		19,527
Deferred income taxes	14,572	25,159	—		50,000	(t)	89,731

	329,646	228,462	—		264,322		822,430
EQUITY
Shareholders’ equity
Common shares	298,329	8	(835	) (h)	(8	) (u)	297,494
Additional paid-in capital	21,852	44,412	—		(44,412	) (v)	21,852
Retained earnings	136,906	8,245	—		(16,145	) (w)	129,006
Accumulated other comprehensive loss	(3,977)	(1,111)	—		1,111	(x)	(3,977)

	453,110	51,554	(835)		(59,454)		444,375
Non-controlling interests	10,852	1,769	—		—		12,621

Total equity	463,962	53,323	(835)		(59,454)		456,996

	$793,608	$281,785	$(835)		$204,868		$1,279,426

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

1. Description of Transaction

On October 9, 2015 (the “acquisition date”), SunOpta completed the Sunrise Acquisition for a cash purchase price of $287.2 million, subject to certain adjustments; the repayment of all outstanding obligations under Sunrise’s Credit Agreement dated March 19, 2013 (the “Senior Credit Facility”); and the assumption of certain indebtedness of Sunrise. Sunrise, through its subsidiaries, including Sunrise Growers, Inc., is engaged in the business of processing, marketing, distributing and selling conventional and organic frozen fruit.

Concurrent with the consummation of the Sunrise Acquisition, SunOpta repaid the aggregate amount of all outstanding obligations under Sunrise’s Senior Credit Facility. As of the acquisition date, the outstanding obligations under the Senior Credit Facility were $171.5 million in the aggregate.

Immediately prior to the Sunrise Acquisition, each outstanding Sunrise employee stock option, unexpired and unexercised, was cancelled and converted into the right to receive a cash payment equal to a per share amount, derived based on the purchase consideration transferred to effect the Sunrise Acquisition, over the exercise price per share.

On July 30, 2015, SunOpta and its subsidiary SunOpta Foods Inc. entered into a commitment letter with certain financial institutions providing for committed bridge financing of up to $430.0 million in support of the Sunrise Acquisition, consisting of up to $290.0 million (or up to $330.0 million if SunOpta consummated the Common Stock Offering for gross proceeds of $100.0 million) of borrowings under second lien secured credit facilities of SunOpta Foods Inc. (the “Opco Bridge”) and up to $140.0 million of unsecured senior subordinated credit facilities of SunOpta Inc. (the “Holdco Bridge”). As described below, SunOpta consummated the Common Stock Offering in lieu of any borrowings under the Holdco Bridge.

In connection with the Sunrise Acquisition, SunOpta completed the following debt and equity financing transactions for gross proceeds of $430.0 million in the aggregate:

•	on October 9, 2015 (the “funding date”), SunOpta Foods Inc., SunOpta and certain of SunOpta’s other subsidiaries entered into the Loan Agreement with a group of lenders, pursuant to which SunOpta Foods Inc. borrowed under the Opco Bridge an aggregate principal amount of $330.0 million of term loans (the “Initial Loans”); and

•	on September 30, 2015, SunOpta completed the Common Stock Offering of 16,670,000 common shares at a price of $6.00 per share, for aggregate gross proceeds of $100.0 million, or net proceeds of approximately $95.3 million after deducting underwriting and other issuance costs.

The Initial Loans made under the Loan Agreement mature on the first anniversary of the funding date. If any Initial Loans remain outstanding on the first anniversary of the funding date and no bankruptcy event of default then exists, all Initial Loans then outstanding automatically convert into term loans (such converted loans, the “Term Loans”) that would mature on the seventh anniversary of the funding date.

On September 15, 2015, SunOpta announced a proposed private offering of $330.0 million of senior secured second lien notes due 2022 (the “Notes Offering”). Due to market conditions, SunOpta decided not to proceed with the Notes Offering. Although SunOpta intends to continue to explore alternative long-term financing arrangements to replace the Initial Loans prior to the first anniversary of the funding date, for purposes of these unaudited pro forma condensed combined financial statements, SunOpta has assumed that the Initial Loans will convert into Term Loans on the first anniversary of the funding date.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, and was based on the historical financial statements of SunOpta and Sunrise. The acquisition method of accounting is based on the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, “Business Combinations,” and uses the fair value concepts defined in ASC 820, “Fair Value Measurements.”

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed of Sunrise were recorded as of the acquisition date, primarily at their respective fair values, and added to those of SunOpta. The results of operations of Sunrise are included in the financial statements of the combined company commencing as of the acquisition date.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. SunOpta’s total estimated acquisition-related transaction costs are not reflected in the unaudited pro forma condensed combined statements of operations as they do not have a continuing impact on the combined operating results. Instead such costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and cash equivalents and a decrease to retained earnings. The unaudited pro forma condensed combined financial statements do not reflect the cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition, or the acquisition-related integration or restructuring charges expected to be incurred to achieve those synergies or enhancements.

3. Accounting Policies

SunOpta is in the process of reviewing Sunrise’s accounting policies in detail. As a result of this review, SunOpta may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, SunOpta is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements, other than the presentation differences described in note 6. The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim consolidated financial statements of SunOpta for the three quarters ended October 3, 2015 and the audited consolidated financial statements of SunOpta for the year ended January 3, 2015.

4. Estimate of Consideration Transferred

The following is an estimate as of October 3, 2015 of the purchase consideration transferred to effect the Sunrise Acquisition:

Cash purchase price before adjustments	$287,150
Adjusted for the following items pursuant to the PSA:
Amount paid to holders of Sunrise stock options(1)	(22,996)
Acquisition-related transaction costs incurred by Sunrise(2)	(20,867)
50% of estimated representations and warranties insurance policy premium(3)	(798)
Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs(4)	14,792

Adjusted cash purchase price	257,281
Estimated repayment of Sunrise’s Senior Credit Facility(5)	170,723
Settlement of Sunrise’s vested stock options(6)	22,996

Total estimated purchase consideration	$451,000

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(1)	Pursuant to the PSA, SunOpta deducted from the cash purchase price the aggregate amount paid by SunOpta to the holders of Sunrise stock options at the consummation of the Sunrise Acquisition. All outstanding stock options vested upon the consummation of the Sunrise Acquisition, pursuant to the terms of Sunrise’s existing stock option agreements, and were cancelled in exchange for a cash payment equal to a per share amount, derived based on the purchase consideration, over the exercise price per share. The aggregate amount paid by SunOpta at the acquisition date to settle all the outstanding options was $23.0 million.
(2)	Pursuant to the PSA, SunOpta deducted from the cash purchase price the aggregate amount paid by SunOpta for acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition. The aggregate amount paid by SunOpta at the acquisition date to settle these transaction costs was $20.9 million. For purposes of these unaudited pro forma condensed combined financial statements, this amount has been recorded as an assumed liability by SunOpta as part of the acquisition accounting.
(3)	Pursuant to the PSA, SunOpta deducted from the cash purchase price 50% of the representations and warranties insurance policy premium of approximately $1.6 million paid by SunOpta at the consummation of the Sunrise Acquisition. For purposes of these unaudited pro forma condensed combined financial statements, the amount of the insurance premium has been included in acquisition-related transaction costs expected to be incurred by SunOpta. The representations and warranties insurance policy generally covers losses in excess of $6.8 million (up to a specified limit) to which SunOpta is contractually entitled in respect of a breach of the PSA during a policy period from July 30, 2015 until the date that is three years from the closing date of the Sunrise Acquisition.
(4)	Pursuant to the PSA, SunOpta paid an amount of $14.8 million at the acquisition date for the estimated tax benefits expected to be realized by Sunrise on the deduction for tax purposes of certain stock option and acquisition-related transaction costs.
(5)	The principal balance of Sunrise’s Senior Credit Facility of $170.7 million as of October 3, 2015 has been reflected as part of the estimated purchase consideration as the debt was repaid concurrently with the consummation of the Sunrise Acquisition and, accordingly, was not assumed by SunOpta as part of the Sunrise Acquisition. As of the acquisition date, the principal balance of Sunrise’s Senior Credit Facility amounted to $171.5 million.
(6)	As all Sunrise stock options vested upon consummation of the Sunrise Acquisition pursuant to the terms of Sunrise’s existing stock option agreements, the cash consideration paid to the option holders of $23.0 million as of the acquisition date has been attributed to services prior to the Sunrise Acquisition and included as a component of the estimated purchase price in accordance with ASC 805. The cash consideration paid for stock options attributable to services prior to the Sunrise Acquisition is estimated to approximate the fair value of these options and, accordingly, no portion of the cash consideration paid to the option holders has been reflected as compensation expense for purposes of these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

5. Estimate of Assets Acquired and Liabilities Assumed

Assuming an acquisition date of October 3, 2015, the table below presents preliminary fair value estimates of the assets acquired and the liabilities assumed by SunOpta as a result of the Sunrise Acquisition, reconciled to the estimate of total purchase consideration. SunOpta is in the process of conducting a detailed valuation of all assets acquired and liabilities assumed as of the acquisition date. As a result, the fair value of the assets acquired and liabilities assumed may differ materially from those presented below.

Cash and cash equivalents	$362
Accounts receivable	30,071
Inventories(1)	122,862
Prepaid expenses and other current assets(2)	3,448
Deferred income tax asset—current(3)	11,649
Property, plant and equipment(4)	47,884
Intangible assets(5)	165,000
Other long-term assets(2)	76
Bank indebtedness(6)	(1,420)
Accounts payable and accrued liabilities(7)	(45,837)
Current portion of long-term debt(6)	(1,040)
Long-term debt(6)	(5,150)
Deferred income tax liability—long-term(3)	(75,159)

Net identifiable assets acquired	252,746
Goodwill(8)	200,023
Non-controlling interest(9)	(1,769)

Total estimated purchase consideration	$451,000

(1)	Includes a preliminary adjustment of $16.0 million to record Sunrise’s inventory at its estimated fair value. The assumptions as to the fair value of Sunrise’s inventory may change as SunOpta completes, with the assistance of a third-party appraiser, a valuation of Sunrise’s inventory as of the acquisition date. The pro forma fair value adjustment to inventory is based on Sunrise’s inventory as of October 3, 2015, adjusted as follows:

•	Finished goods estimated at selling price less cost of sales, holding costs and a reasonable profit allowance;

•	Work in process estimated at selling price less cost of sales, outstanding production costs, holding costs and a reasonable profit allowance; and

•	Raw materials estimated at cost.

(2)	Reflects the elimination of the deferred financing costs related to Sunrise’s Senior Credit Facility, as the facility was terminated concurrently with the consummation of the Sunrise Acquisition.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(3)	Represents the estimated deferred income tax impact of the Sunrise Acquisition, based on an estimated combined U.S. federal and state statutory tax rate of 39.5%, multiplied by the estimated fair value adjustments for assets acquired, excluding goodwill. In addition, the net deferred income tax liability is reduced by the estimated tax benefits expected to be realized from the settlement of the Sunrise stock options and acquisition-related transaction costs. The pro forma adjustments to record the effect of deferred income taxes were computed as follows:

Estimated fair value adjustment for inventory	$16,000
Estimated fair value adjustment for property, plant and equipment	5,500
Estimated fair value adjustment for intangible assets	121,971

Total estimated fair value adjustments for assets acquired	143,471

Deferred income taxes related to the estimated fair value adjustments for assets acquired at 39.5% tax rate:
Inventory	(6,000)
Property, plant and equipment	(2,000)
Intangible assets	(48,000)

(56,000)
Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	14,792
Sunrise’s historical deferred income tax asset	2,857
Sunrise’s historical deferred income tax liability	(25,159)

Estimated deferred income tax liability, net	$(63,510)

Consists of:
Deferred income tax asset—current	$11,649
Deferred income tax liability—long-term	(75,159)

Estimated deferred income tax liability, net	$(63,510)

(4)	Includes a preliminary adjustment of $5.5 million to record Sunrise’s property, plant and equipment at an estimated fair value. The preliminary fair value estimate has been derived based on market evidence for real property and recent appraisals completed for personal property, as well as a review of the assets’ remaining useful lives, current replacement costs and disposal costs. The assumptions as to the fair value of Sunrise’s property, plant and equipment may change as SunOpta completes, with the assistance of a third-party appraiser, the valuation activities in connection with the consummation of the Sunrise Acquisition.
(5)	A preliminary fair value estimate of $165.0 million has been allocated to intangible assets acquired, primarily consisting of customer relationships. Amortization related to the fair value of the intangible assets, taken over an estimated weighted-average useful life of approximately 23 years, is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Key variables in determining the fair value of customer relationships are the estimated customer attrition rate and the percentage of revenue growth attributable to existing customers. Changes to either or both of these variables could have a significant impact on the customer relationships intangible assets’ values, and changes to the estimated customer attrition rate could have a significant impact on the estimated useful lives of these assets. The expected customer attrition rate assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of historical attrition of Sunrise’s customers and consideration of Sunrise’s amortization policy of previously acquired customer relationships, amortization policies adopted for acquired customer relationships by other companies in similar transactions, and the contractual terms between Sunrise and its customers. The percentage of revenue growth attributable to existing customers assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of Sunrise’s historical and forecasted revenue growth rates by customer. A decrease or increase of 1% in the projected customer attrition rate or a decrease or increase of 10% in the percentage of revenue growth attributable to existing customers may result in a fair value increase or decrease in the customer relationships intangible assets in the range of approximately $15 to $20 million. Such change would increase or decrease the related deferred tax liability by approximately $6 to $8

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

million, with a resulting decrease or increase to goodwill of approximately $9 to $12 million. The assumptions as to the fair value of Sunrise’s identifiable intangible assets (including assumptions regarding customer attrition and revenue growth attributable to existing customers), the composition of the assets and useful lives assigned to the assets may change as SunOpta completes, with the assistance of a third-party appraiser, the valuation activities in connection with the consummation of the Sunrise Acquisition.

(6)	Sunrise’s Senior Credit Facility was terminated concurrently with the consummation of the Sunrise Acquisition. Accordingly, borrowings under the line of credit facility of $38.0 million as of October 3, 2015 have been excluded from bank indebtedness, and borrowings under the term loan facility of $132.8 million as of October 3, 2015 have been excluded from long-term debt (including the current portion thereof).
(7)	Includes acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition of $20.9 million, of which no significant amount was expensed by Sunrise in the three quarters ended October 3, 2015.
(8)	Goodwill is calculated as the difference between the estimate of the purchase consideration expected to be transferred to effect the Sunrise Acquisition and the preliminary values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized. None of the goodwill is expected to be deductible for tax purposes.
(9)	For purposes of these unaudited pro forma condensed combined financial statements, the carrying value of Sunrise’s non-controlling interest in Opus Foods, Mexico S.A. de C.V., its 75%-owned Mexican subsidiary is assumed to approximate fair value based on Sunrise’s acquisition and appraisal of this subsidiary in December 2014. This assumption may change as SunOpta completes, with the assistance of a third-party appraiser, a valuation of the net assets of the subsidiary in connection with the consummation of the Sunrise Acquisition.

6. Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of Sunrise to conform to the financial statement presentation adopted by SunOpta. In addition, SunOpta will be reclassifying share issuance costs related to the Common Stock Offering that were recorded in other assets on its consolidated balance sheet as of October 3, 2015. Reclassification adjustments described below to Sunrise’s and SunOpta’s historical financial statement presentation are included in the column under the heading “Reclassification Adjustments.”

(a)	Reclassification of selling expenses to selling, general and administrative expenses.

(b)	Reclassification of general and administrative expenses of $14.8 million for the year ended January 3, 2015 and $11.5 million for the three quarters ended October 3, 2015 to selling, general and administrative expenses.

(c)	Reclassification of general and administrative expenses of $6.2 million for the year ended January 3, 2015 and $4.4 million for the three quarters ended October 3, 2015 to intangible asset amortization expense.

(d)	Reclassification of transaction and transition costs to other income/expense, net included in “Earnings from continuing operations before the following.”

(e)	Reclassification of other income/expense to other income/expense, net included in “Earnings from continuing operation before the following.”

(f)	Reclassification of grower loans to accounts receivable.

(g)	Reclassification of Sunrise’s loan origination costs to other assets (current and long-term).

(h)	Reclassification from other assets to common shares of $0.8 million for share issuance costs incurred by SunOpta as of October 3, 2015.

(i)	Reclassification of Sunrise’s line of credit to bank indebtedness.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(j)	Reclassification of accounts payable, accrued compensation and benefits, and accrued expenses to accounts payable and accrued liabilities.

(k)	Reclassification of capital lease obligations to long-term debt (including the current portion thereof).

7. Pro Forma Adjustments

Pro forma adjustments described below are included in the column under the heading “Pro Forma Adjustments.”

(a)	To eliminate sales of raw material frozen fruit from Sunrise to SunOpta.

(b)	To adjust depreciation expense relating to the property, plant and equipment fair value increment, as follows:

	Year Ended January 3, 2015	Three Quarters Ended October 3, 2015

Estimated depreciation expense for fair value increment:
Machinery and equipment (estimated to be $5,500 over an estimated useful life of 10 years)	$550	$413

Adjustment	$550	$413

(c)	To adjust amortization expense to eliminate Sunrise’s historical intangible asset amortization expense and to record the estimated amortization expense relating to the estimated fair value of Sunrise’s intangible assets, as follows:

	Year Ended January 3, 2015	Three Quarters Ended October 3, 2015
Eliminate Sunrise’s historical intangible asset amortization expense	$(6,174)	$(4,352)
Estimated amortization expense of acquired intangible assets (estimated to be $165,000
over an estimated weighted-average useful life of 23 years)	7,600	5,700

Adjustment	$1,426	$1,348

(d)	To eliminate acquisition-related transaction costs related specifically to the Sunrise Acquisition that were incurred by SunOpta in the three quarters ended October 3, 2015, as these costs do not have a continuing impact on the combined company’s financial results.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(e)	To record the following interest-related adjustments:

	Year Ended January 3, 2015	Three Quarters Ended October 3, 2015

Eliminate interest expense recorded by Sunrise related to the Senior Credit Facility(1)	$(7,075)	$(6,800)
Eliminate amortization of deferred financing costs by Sunrise related to the Senior Credit Facility(1)	(1,068)	(802)
Estimated interest expense related to borrowings under the Loan Agreement(2)	30,525	22,894
Estimated amortization of deferred financing fees incurred related to the Loan Agreement(2)	2,118	1,745
Estimated interest expense related to estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition(3)	1,400	1,050

Adjustment	$25,900	$18,087

(1)	Interest expense, including the amortization of related deferred financing costs, under Sunrise’s Senior Credit Facility was eliminated as this facility was repaid by SunOpta upon consummation of the Sunrise Acquisition.
(2)	For purposes of these unaudited pro forma condensed combined financial statements, the Initial Loans are assumed to bear interest at an initial rate of 7.0% per annum, increasing by 0.50% per annum at the end of each three-month period after the funding date, and the Term Loans are assumed to bear interest at a rate of 9.5% per annum. An estimated $20.6 million of financing costs are expected to be incurred by SunOpta in connection with the Loan Agreement. For purposes of these unaudited pro forma condensed combined financial statements, SunOpta has assumed that these costs will be deferred and amortized over the estimated seven-year term of the Loan Agreement using the effective interest method. Giving effect to the amortization of the deferred financing costs, the effective interest rate on borrowings under the Loan Agreement is estimated to be approximately 10.5% per annum. The estimated annual interest expense related to the borrowings under the Loan Agreement would increase or decrease by approximately $0.4 million for each 0.125% change in the estimated interest rate.
(3)	The estimated interest rate on incremental borrowings under SunOpta’s North American credit facilities is approximately 2.0% per annum.

(f)	To record an estimate of the income tax impacts of the foregoing pro forma adjustments on earnings from continuing operations before income taxes. An estimated combined U.S. federal and state statutory tax rate of 39.5% has been used. The effective tax rate of the combined company could be significantly different from the tax rate assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of reasons, including available tax credits and deductions. SunOpta and Sunrise have assumed that their remaining net deferred tax assets presented in the unaudited pro forma condensed combined balance sheet as of October 3, 2015 will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax planning strategies.

(g)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the basic and diluted weighted-average number of common shares outstanding of SunOpta after giving effect to the Common Stock Offering of 16,670,000 common shares as if the offering had occurred on December 29, 2013.

(h)	To eliminate Sunrise’s accounts receivable balance from SunOpta as of October 3, 2015.

(i)	To adjust inventory as of October 3, 2015 to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Sunrise’s inventory as the inventory acquired in the Sunrise Acquisition is sold, which is expected to occur within the first year post-acquisition. Because there is no continuing impact of the acquired inventory adjustment on the combined operating results, it is not included in the unaudited pro forma condensed combined consolidated statements of operations.

(j)	To adjust prepaid expenses and other current assets to eliminate deferred financing costs related to Sunrise’s Senior Credit Facility.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(k)	To adjust the deferred income tax asset balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	$14,792
Estimated deferred income taxes related to financing costs and acquisition-related transaction costs expected to be incurred by SunOpta	2,300
Estimated deferred income taxes related to the adjustment to record inventory at estimated fair value	(6,000)

Adjustment	$11,092

(l)	To adjust property, plant and equipment to an estimate of fair value, as follows:

Eliminate Sunrise’s historical property, plant and equipment	$(42,384)
Estimated fair value of property, plant and equipment acquired	47,884

Adjustment	$5,500

(m)	To adjust goodwill to an estimate of goodwill following the Sunrise Acquisition, as follows:

Eliminate Sunrise’s historical goodwill	$(50,608)
Estimated goodwill following the Sunrise Acquisition	200,023

Adjustment	$149,415

(n)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate Sunrise’s historical intangible assets	$(41,635)
Estimated fair value of intangible assets acquired	165,000

Adjustment	$123,365

(o)	To adjust other long-term assets to eliminate deferred financing costs related to Sunrise’s Senior Credit Facility and to write off the financing costs incurred by SunOpta in connection with the Notes Offering, as follows:

Eliminate deferred financing costs related to Sunrise’s Senior Credit Facility	$(2,461)
Write off financing cost related to the Notes Offering	(1,300)

Adjustment	$(3,761)

(p)	To record the repayment of outstanding amounts under the revolving line of credit facility under Sunrise’s Senior Credit Facility as of October 3, 2015, and to record estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition, as follows:

Repayment of revolving line of credit facility under Sunrise’s Senior Credit Facility	$(37,953)
Estimated borrowings under SunOpta’s North American credit facilities	68,023

Adjustment	$30,070

Amounts outstanding under SunOpta’s North American credit facilities are net of $11.6 million of cash as of October 3, 2015 that has not been allocated for other purposes.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(q)	To record acquisition-related transaction costs incurred by Sunrise and cash settlement of those costs by SunOpta in connection with the Sunrise Acquisition, as well as to record the estimated financing costs expected to be incurred by SunOpta upon the automatic conversion under the Loan Agreement of the Initial Loans into Term Loans on the first anniversary of the funding date, and to eliminate the accounts payable balance due from SunOpta to Sunrise, as follows:

Acquisition-related transaction costs incurred by Sunrise	$20,867
Cash settlement of Sunrise’s acquisition-related transaction costs	(20,867)
Estimated financing costs related to the Term Loans under the Loan Agreement	8,000
To eliminate SunOpta’s accounts payable balance to Sunrise as of October 3, 2015	(378)

Adjustment	$7,622

(r)	To record the repayment of the current portion of the term loan facility under Sunrise’s Senior Credit Facility as of October 3, 2015.

(s)	To record the repayment of the long-term portion of the term loan facility under Sunrise’s Senior Credit Facility as of October 3, 2015, and to record borrowings under the Loan Agreement, net of estimated financing costs expected to be incurred by SunOpta in connection with the Loan Agreement, as follows:

Repayment of term loan facility under Sunrise’s Senior Credit Facility	$(131,436)
Borrowings under the Loan Agreement	330,000
Estimated deferred financing costs related to the Loan Agreement	(20,600)

Adjustment	$177,964

(t)	To adjust the deferred income tax liability balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated deferred income taxes related to the estimated fair value adjustment for acquired property, plant and equipment	$2,000
Estimated deferred income taxes related to the estimated fair value adjustment for acquired intangible assets	48,000

Adjustment	$50,000

(u)	To eliminate Sunrise’s common stock, at par value.

(v)	To eliminate Sunrise’s historical additional paid-in capital.

(w)	To eliminate Sunrise’s historical retained earnings, as well as to record acquisition-related transaction costs expected to be incurred by SunOpta, and to write off the estimated financing costs to be incurred by SunOpta in connection with the Holdco Bridge and Notes Offering, as follows:

Eliminate Sunrise’s historical retained earnings	$(8,245)
Estimated acquisition-related transaction costs to be incurred by SunOpta, net of tax of $1,800(1)	(5,000)
Estimated financing costs related to the Holdco Bridge, net of tax of $500(2)	(1,600)
Financing costs related to the Notes Offering(3)	(1,300)

Adjustment	$(16,145)

(1)	Total acquisition-related transaction costs to be incurred by SunOpta are estimated to be approximately $8.0 million, of which approximately $1.2 million was incurred and expensed in the three quarters ended October 3, 2015. Because the acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

(2)	Financing costs of approximately $2.1 million are expected to be incurred by SunOpta in connection with the Holdco Bridge. These costs have been written off as the Common Stock Offering was consummated in lieu of borrowings under the Holdco Bridge. Because these financing costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

(3)	Financing costs of approximately $1.3 million were incurred by SunOpta in connection with the Notes Offering. These costs have been written off for purposes of these unaudited pro forma condensed combined financial statements, as SunOpta has assumed that no alternative long-term financing will be secured in place of the Loan Agreement. Because these financing costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

(x)	To eliminate Sunrise’s historical accumulated other comprehensive loss.

(y)	To record the cash impact of foregoing pro forma adjustments:

Borrowings under the Loan Agreement	$330,000
Estimated borrowings under SunOpta’s North American credit facilities	68,023
Total estimated purchase consideration to acquire Sunrise (see note 4)	(451,000)
Estimated deferred financing costs related to the Loan Agreement	(12,600)
Estimated financing costs related to the Holdco Bridge	(2,100)
Estimated acquisition-related transaction costs to be incurred by SunOpta	(6,800)
Estimated cash settlement of Sunrise’s acquisition-related transaction costs	(20,867)

Adjustment	$(95,344)

8. Results of Discontinued Operations

Pro forma combined earnings from continuing operations attributable to controlling interests presented in the unaudited pro forma condensed combined statements of operations exclude the results of discontinued operations included in SunOpta’s historical financial statements for the year ended January 3, 2015 and the three quarters ended October 3, 2015. The following table presents a reconciliation, in total and on a per share basis, of pro forma combined earnings from continuing operations attributable to controlling interests to pro forma combined earnings attributable to controlling interests including the results of discontinued operations as reported in SunOpta’s historical financial statements for the year ended January 3, 2015 and the three quarters ended October 3, 2015.

	Year Ended January 3, 2015	Three Quarters Ended October 3, 2015

Pro forma combined earnings from continuing operations attributable to controlling interests	$4,142	$8
Earnings (loss) from discontinued operations, net of income taxes	1,754	(262)

Pro forma combined earnings (loss) attributable to controlling interests	$5,896	$(254)

Pro forma combined earnings per share—basic
- from continuing operations	$0.05	—
- from discontinued operations	0.02	—

	$0.07	—

Pro forma combined earnings per share—diluted
- from continuing operations	$0.05	—
- from discontinued operations	0.02	—

	$0.07	—